Exhibit 10.29

C|D|T

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of 12 August, 2002, between CDT Acquisition Corp., a Delaware corporation (the “Company”), and David Fyfe (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to continue the services of Executive and to enter into an agreement embodying the terms of such continued employment;

WHEREAS, the Company and Executive agree that Executive will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its subsidiaries and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its subsidiaries in the United States of America and the rest of the world;

WHEREAS, (i) in the course of his employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its subsidiaries in the United States and the rest of the world that could be used to compete unfairly with the Company and its subsidiaries; (ii) the covenants and restrictions contained in Section 7 are intended to protect the legitimate interests of the Company and its subsidiaries in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions; and

WHEREAS, Executive desires to accept such employment and enter into such agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and value consideration, the Company and Executive hereby agree as follows:

1. Employment.

(a) Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts such employment by the Company.

(b) Term of Employment. Unless sooner terminated pursuant to Section 6 below, the Company shall employ Executive pursuant to the terms of this Agreement for the period commencing on 12 August 2002 (the “Commencement Date”) and ending on the third anniversary of the Commencement Date. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period”.

2. Positions and Duties. During the Employment Period, Executive shall serve as Chief Executive Officer and as a Director of the Company and in such other position or positions with the Company or any of its subsidiaries consistent with the foregoing as the Board of Directors of the Company (the “Board”) may from time to time specify. During the Employment Period, Executive shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which Executive serves hereunder and such other duties, responsibilities and obligations consistent with such positions as the Board may from time to time specify. Executive shall devote all of his full business time to the services required of him hereunder, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use his best efforts, judgment, skill and energy to perform the duties of his employment in a manner consistent with his position and to improve and advance the business and interests of the Company and its subsidiaries. Executive represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any other agreement to which he is a party or by which he may be bound.

3. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary of $400,000 for the first year of his employment hereunder, $420,000 for the second year and $441,000 for the third year of his employment hereunder, payable in accordance with the Company’s practices in effect from time to time, but not less often than monthly.

(b) Overseas Allowance. During the Employment Period while Executive is providing services overseas, the Company shall pay the Executive an Overseas Allowance to compensate him for the cost of maintaining his home in the USA, as well as an establishment in England and providing for his own expatriate living costs in England. This Overseas Allowance shall be $90,000 per annum subject to adjustment for sums paid separately to Executive with respect to accommodation and per diem allowances which may be allowed as non-taxable and will not be subject to tax equalization calculations.

(c) Incentive Compensation. During the Employment Period, Executive shall be eligible to participate in the Company’s annual incentive compensation plan for its senior executive officers (the “Annual Plan”), in accordance with the terms thereof as in effect from time to time. Notwithstanding the foregoing, for the one-year period commencing on the Commencement Date, the maximum bonus payable to Executive under the Annual Plan will be 45% of the Base Salary as adjusted from time to time. In addition, should Executive’s Employment Period not be extended upon termination of this Agreement, for any reason other than for cause, his entitlement under the terms of the Executive Exit Bonus Plan shall remain in place until an Exit Event (as defined in the Stock Option Plan Rules). If Executive terminates his employment before an Exit Event then any payments under the Executive Exit Bonus Plan will be at the sole discretion of the Board of Directors.

(d) Payment of Executive. The Base Salary and the bonus payable to Executive pursuant to the Annual Plan will be paid by the Company by direct deposit into the banking account designated by Executive from time to time.

(e) Terminal Pension Provision. At the end of the Employment Period, or earlier if the Executive’s employment is terminated for reason’s described in Section 6 (a)(i), (ii)(iv)(v) hereto, the Company shall pay to Executive, at his direction, a pension sum of $100,000 per annum, payable in quarterly installments, for a period of five (5) years, subject to only two conditions: (i) that Executive shall have recruited, with Board Approval, an executive to replace him, by the end of the Employment Period; and (ii) the EBITDA of the Company in the year the pension is payable is positive. In the event the pension is not paid in any year by virtue of condition (ii) not being met, one year shall be added to the period for which it is payable so that a cumulative sum of $500,000 is paid at the end of this commitment. In the event that the Company is sold, this pension obligation shall either be assumed by the purchaser without the conditions above (i) and (ii), or, at Executive’s election and direction, the balance due paid as a lump sum. In the event of Executive’s death before the entire sum has been paid, the balance shall be paid as a lump sum into his estate or, at the direction of the executor of his estate, continue to be paid as a pension to his widow.

4. Indemnification. Executive and the Company shall enter into the Company’s Indemnification Agreement for executives of the Company.

5. Benefits and Expenses.

(a) Benefit Plans. During the Employment Period, life, employee and senior executive benefits (other than severance benefits), including life, medical, dental, vision and disability insurance will be provided to Executive in accordance with the programs of the Company available to its senior executives, as in effect from time to time. Executive will also be entitled to participate in all of the Company’s 401(k) plan.

(b) Other Benefits. During the Employment Period, Executive shall be entitled to five weeks of paid vacation annually and shall also be entitled to such other benefits and perquisites as may be provided by Company from time to time to its other senior executive officers, in accordance with the policies and practices of the Company as in effect from time to time. During the Overseas Residence Period, the Company agrees to reimburse Executive for reasonable transportation expenses incurred by Executive and his wife to travel from Cambridge, U.K. to Executive’s home in Jacksonville, Florida, U.S. two times a year. In addition, Executive’s wife shall be entitled to four additional visits to her children in the U.S. and Executive’s wife’s dependent children are entitled to one visit per year to Cambridge. Class of air travel shall be World Traveller Plus or equivalent.

(c) Business Expenses. During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require, in accordance with the generally applicable policies and procedures of the Company as in effect from time to time.

(d) Stock Options. Upon the termination of this Agreement, Executive shall be entitled to retain his Stock Options including both Exit and Service Options (numbering 300,000 as of the date of this Agreement) for a period of 7 years or until a vesting event. If at the end of 7 years a vesting event has not taken place then an independent 3rd party shall be mutually agreed who will set a value on the options.

6. Termination of Employment.

(a) Early Termination of the Employment Period. Notwithstanding Section 1(b), the Employment Period shall end upon the earliest to occur of a termination of Executive’s employment (i) on account and on the date of Executive’s death, (ii) due to Disability (as defined below), (iii) by the Company for Cause (as defined below), (iv) effective as of the date specified by the Company in a written notice delivered to Executive by the Company of his termination without Cause, (v) by Executive for Good Reason, (vi) effective as of the delivery by Executive of written notice to the Company of his resignation without Good Reason or (vii) effective as of the expiration of the Employment Period, provided that with respect to a termination pursuant to clause (iv), (v) or (vi), the terminating party must give at least six months’ notice to the other party in order for such termination to be effective.

(b) Benefits Payable Upon Termination. Following the end of the Employment Period pursuant to Section 6(a), Executive (or, in the event of his death, his surviving spouse, if any, or his estate if there is no surviving spouse) shall be paid the type or types of compensation determined to be payable in accordance with the following table at the times established pursuant to Section 6(c):

	Earned Salary	Vested Benefits	Compensation Under the Annual Plan	Severance Payment	Payment for Benefit Continuation	Special Pension
Termination due to Death	Payable	Payable	Payable	Not Payable	Not Payable	Payable

Termination due to Disability	Payable	Payable	Payable	Not Payable	Not Payable	Payable

Termination for Cause	Payable	Payable	Not Payable	Not Payable	Not Payable	Not Payable

Termination Without Cause	Payable	Payable	Payable	Payable	Payable	Payable

	Earned Salary	Vested Benefits	Compensation Under the Annual Plan	Severance Payment	Payment for Benefit Continuation	Special Pension
Resignation for Good Reason	Payable	Payable	Payable	Payable	Payable	Payable

Resignation by Executive without Good Reason	Payable	Payable	Not Payable	Not Payable	Not Payable	Not Payable

Expiration of Employment Period and Termination of Employment with the Company	Payable	Payable	Payable	Not Payable	Not Payable	Payable

(c) Timing of Payments. Earned Salary and all accrued but unused paid time off shall be paid immediately upon the effective date of termination. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued. Provided that Executive executes a general release of claims, the Severance Payment (as defined below) shall be paid on the last day of each month ending during the Severance Period (as defined below), except that such payments shall cease if Executive breaches any of the provisions of Section 7 and if Executive has not yet received any Severance Payment at the time of such breach, he shall only be entitled to one such payment. Any accrued compensation under the Annual Plan due under Section 6(b) of this Agreement shall be paid in a single lump sum within 30 days following the delivery to the Company of the Company’s audited financial statements for the fiscal year (wherein Executive provided services under this Agreement). With respect to such compensation under the Annual Plan, should Executive be entitled to compensation at the time of termination as set forth in Section 6(b) above, Executive shall receive a pro-rata share based upon the time worked during the annual year. Provided that Executive executes a general release of claims, payment for Benefit Continuation will be provided to Executive during the Severance Period, except that, to the extent that Executive obtains alternative benefit coverage from a new employer (whether as an employee, consultant or otherwise) of the type or types provided to Executive hereunder, such type or types of Benefit Continuation hereunder shall cease immediately upon the date such alternative coverage is obtained or, in the case of any medical benefits, the date that any applicable waiting periods or pre-existing condition exclusions under such alternative coverage expire.

(d) Definitions. For purposes of Sections 6, 7 and 8, the following terms shall have the meanings ascribed to them below:

Benefit Continuation: coverage during the Severance Period under any plan described in Section 5(a) hereof in which Executive participates on the last day of the Employment Period.

Cause: a termination of Executive’s employment by the Company or any subsidiary of the Company that employs such individual (or by the Company on behalf of any such subsidiary) due to Executive’s (i) refusal or neglect to perform substantially his employment-related duties, (ii) theft, fraud, embezzlement, falsification of company or client documents, misappropriation of funds or other assets of the company, dishonesty, incompetence, willful misconduct, breach of fiduciary duty, or material breach or material non-observance of any of the terms or conditions of this agreement, (iii) conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or his willful violation of any law, rule or regulation (other than a traffic violation or similar offense or violation outside of the course of employment which in no way adversely affects the Company or its reputation or the ability of Executive to perform his employment-related duties or to represent the Company), (iv) breach of Section 7 hereof or of any other written covenant or agreement with the Company or any of its subsidiaries not to disclose any information pertaining to the Company or any such subsidiary or not to compete or interfere with the Company or such subsidiary, or (v) refusal or failure to implement any lawful instruction issued by the Board or the Company.

Disability or Disabled: the termination of the employment of Executive by the Company or any of its subsidiaries that employs such individual (or by the Company on behalf of any such subsidiary) shall be deemed to be by reason of a “Disability” if, as a result of Executive’s incapacity due to reasonably documented physical or mental illness, Executive shall have been unable for a period of six months, consecutive or non-consecutive, within any 12-month period, to perform his duties with the Company or any subsidiary that employs such individual on a full-time basis.

Earned Salary: any Base Salary earned, but unpaid, for services rendered to the Company or any of its subsidiaries on or prior to the date on which the Employment Period ends pursuant to Section 6(a) (other than Base Salary deferred pursuant to Executive’s election, as provided in Section 3(a)).

Good Reason: a termination of Executive’s employment with the Company or any of its subsidiaries that employs Executive shall be for “Good Reason” if Executive voluntarily terminates his employment with the Company or any such subsidiary as a result of any of the following:

(i) without Executive’s prior written consent, a significant reduction by the Company or any such subsidiary of his current salary (after receipt by the Company of written notice and a 20-day cure period), other than any such reduction which is part of a general salary reduction or other concessionary arrangement affecting all employees or affecting the group of employees of which Executive is a member;

(ii) the taking of any action by the Company or any such subsidiary that would substantially diminish the aggregate value of the benefits provided him under the Company’s or such subsidiary’s accident, disability, life insurance and any other employee benefit plans in which he was participating on the date of his execution of this Agreement (after receipt by the Company of written notice and a 20-day cure period), other than any such reduction which is (A) required by law, (B) implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of employees of which Executive is a member or (C) generally applicable to all beneficiaries of such plans;

(iii) a change in Executive’s management status that meaningfully and detrimentally changes his responsibilities, span of control or authority to operate as the chief executive officer of the Company at the direction of the Board of Directors; or

(iv) a “Change in Control” (as defined below) of the Company or a subsidiary that employs Executive where Executive’s employment is terminated in anticipation of the Change of Control event or occurs within one year after the closing of the transaction that causes the Change in Control. A “Change in Control” is any transaction or series of related transactions that results in the existing owners of the Company (or employing subsidiary) owning equity securities of the resulting entity having less than fifty percent (50%) of the voting power of that entity. If Executive is employed by several subsidiaries, a transaction in connection with the sale or dissolution of one or more of those subsidiaries would constitute a “Change in Control” only if that transaction would necessarily also cause a change in management status, as described in item (iii), above, with respect to Executive’s role, taken as a whole, with the Company and any remaining employing subsidiaries.

Management Stockholders Agreement: the Management Stockholders Agreement, dated as of January 31, 2001, as the same shall be amended from time to time, among the Company and those employees of the Company or its subsidiaries party thereto.

Registration Rights Agreement: the Registration Rights Agreement, dated as of July 27, 1999, as the same shall be amended from time to time, among the Company, Kelso Investment Associates VI, L.P., Kelso Equity Partners VI, LLC, Hillman Capital Corporation, Hillman CDT LLC and those employees of the Company or its subsidiaries party thereto.

Severance Payment: an amount per month equal to one-twelfth of the Base Salary payable to Executive, at the annual rate in effect immediately prior to the last day of the Employment Period.

Severance Period: the period commencing on the date of Executive’s termination of employment pursuant to Section 6(a) and ending on the date of the expiration of the Employment Period.

Stock Option Agreement: any stock option agreement between the Company and Executive pursuant to the Company’s Stock Incentive Plan, as in effect and as the same shall be amended from time to time.

Vested Benefits: amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency, including, without limitation, rights to continuation coverage under any group health plan.

(e) Full Discharge of Company Obligations. The payment of the amounts payable to Executive pursuant to this Section 6 following termination of his employment (including amounts payable with respect to Vested Benefits and in connection with any Benefit Continuation) shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims he may have in respect of his employment or termination of employment with the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive’s receipt of such amounts, the Company and its subsidiaries shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive’s employment or termination of employment with the Company and its subsidiaries.

7. Noncompetition; Confidentiality; Ownership, Non-Solicitation. In order to protect the Company’s trade secrets, valuable confidential business information relationships with prospective or existing customers or clients, and in consideration of Executive’s continued employment, Executive agrees to the following covenants:

(a) Noncompetition. During the Employment Period and (i) in the case of a termination of Executive’s employment due to Executive’s resignation other than for Good Reason or a termination by the Company for Cause, during the two year period following such termination of Executive’s employment or (ii) in the case of a termination of Executive’s employment due to a resignation by Executive for Good Reason or a termination by the Company without Cause, during the Severance Period (the applicable period under clause (i) or (ii) hereof, the “Restriction Period”), Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in which the Company or any of its subsidiaries does business during the Employment Period or during the 12 months preceding Executive’s termination of employment in any business which is in competition with the business of the Company or any of its subsidiaries conducted during the Employment Period or any business proposed to be conducted by the Company or any of its subsidiaries in the Company’s business plan as in effect as of the date of termination of Executive’s employment.

(b) Confidentiality. Without the prior written consent of the Board, except to the extent required by law, rule, regulation or court order, Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board or management), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Executive’s breach of this Section 7(b)).

(c) Company Property, Ownership of Developments. Promptly following Executive’s termination of employment, Executive shall return to the Company all property of the Company or any of its subsidiaries, and all copies thereof (in whatever media) in Executive’s possession or under his control. Executive hereby agrees that the Company shall own all right, title and interest in and to all ideas, programs, systems, processes, discoveries, inventions and information whether or not patentable or copyrightable, which Executive, either alone or jointly with others, conceives, makes, develops, acquires or reduces to practice, in whole or in part, during the Employment Period which are unique to the Company’s business or are used by the Company, or arise out of or in connection with the duties performed by Executive hereunder (collectively “Developments”). Subject to the foregoing, Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments conceived, made, developed, learned or reduced to practice by Executive, either alone or jointly with others during the Employment Period. Executive hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Executive shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and in Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Executive. In addition, and not in contravention of any of the foregoing, Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C.A. § 101).

(d) Non-Solicitation of Employees. Except during the Employment Period in connection with the performance of his duties hereunder, during the Employment Period and for one year thereafter, Executive shall not, either directly or indirectly, personally or on behalf of or in conjunction with any person or firm, solicit, induce, facilitate, recruit, encourage or cause any employee, consultant, contractor, agent or representative of the Company, to leave their employment or engagement with the Company for any reason.

(e) Non-Solicitation of Clients. Except during the Employment Period in connection with the performance of his duties hereunder, during the Employment Period for one year thereafter, Executive shall not solicit or otherwise attempt to establish for himself or any other person, firm or entity any business relationship with any person, firm or corporation which is, or during the 12-month period preceding the date Executive’s employment terminates was, a customer, client or distributor of the Company or any of its subsidiaries.

(f) Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to non-competition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation or threatened violation of any of the terms of such covenants or obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants or obligations contained in this Section 7. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

8. Miscellaneous.

(a) Amendments. This Agreement may not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

(b) Succession and Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, provided that Executive may not assign this Agreement nor his rights, interests, or obligations hereunder.

(c) Survival. Sections 4 (Indemnification), 6 (Termination of Employment), 7 (Non-competition; Confidentiality; Ownership; Non-Solicitation) and 8 (Miscellaneous) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period, an early termination pursuant to Section 6 hereof or otherwise.

(d) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

(e) Invalidity of Provision, Reformation. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Section 7 to be reasonable, if a final determination is made by an arbitrator to whom the parties have assigned the matter or a court of competent jurisdiction that any restriction contained in this

Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be reformed to apply as to such maximum time and to such maximum extent as such arbitrator or court may determine or indicate to be enforceable. Alternatively, if such arbitrator or court finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be reformed so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(f) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(g) Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by fax, as follows, and shall be effective upon actual receipt by the party to whom such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

c/o Cambridge Display Technology Limited

Greenwich House

Madingley Rise

Madingley Road

Cambridge CB3 OHJ

ENGLAND

Fax: (011) 44-1223-723556

Attention: Human Resources

with a copy to:

Kelso & Company

320 Park Avenue, 24th Floor

New York, NY 10022

Fax: (212) 223-2379

Attention: James J. Connors, II

If to Executive:

Fax:

or to such other address as Executive may from time to time have notified the Company, with a copy to:

Fax:
Attention:

All such notices, requests, demands and other communications shall be deemed to have been received (A) if by personal delivery on the day after such delivery, (B) if by certified or registered mail, on the fifth business day after the mailing thereof, (C) if by next-day or overnight mail or delivery, on the day delivered or (D) if by fax, on the next day following the day on which such fax was sent.

(h) Headings. The headings to Sections in this Agreement are for the convenience of the parties only and shall not control or affect the meaning or construction of any provision hereof.

(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(j) Entire Agreement. This Agreement, the Overseas Agreement and the Proprietary Information Agreement (if Executive is a party thereto), any Stock Option Agreement, the Management Stockholders Agreement (if Executive is a party thereto) and the Registration Rights Agreement (if Executive is a party thereto) constitute the entire agreement and understanding of the parties hereto with respect to the matters referred to herein. This Agreement and the agreements referred to in the preceding sentence supercede all prior agreements and undertakings among the parties with respect to such matters. There are no representations, warranties, promises, inducements, covenants or undertakings relating to Executive’s employment other than those expressly set forth or referred to herein and in the Management Stockholders Agreement (if Executive is a party thereto). Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has been represented and fully advised by competent counsel in entering into this Agreement, that he has read this Agreement and that he understands it and its legal consequences.

(k) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

CDT ACQUISITION CORP.

By:	/s/ Emma Jones
Name:	Emma Jones
Title:	Company Secretary

/s/ David Fyfe
David Fyfe